Exhibit 99.1

Press Release

Contact:	United Community Bancorp
Elmer G. McLaughlin, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports First Quarter Results

Lawrenceburg, Indiana – November 3, 2015 – United Community Bancorp (the “Company”) (Nasdaq: UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $699,000 or $0.16 per diluted share, for the quarter ended September 30, 2015. Net income increased by 45.9%, and earnings per diluted share increased by 60.0%, as compared to the same quarter in 2014. Earnings per diluted share has increased primarily due to the Company repurchasing shares during the previously completed stock buyback program as well as the stock buyback program currently in place that was announced on May 18, 2015.

United Community Bancorp

Summarized Statements of Income

(In thousands, except per share data)

	For the quarter ended
	9/30/2015	9/30/2014
	(Unaudited)	(Unaudited)
Interest income	$3,958	$3,761
Interest expense	601	677
Net interest income	3,357	3,084

Provision for loan losses	44	9
Net interest income after provision for loan losses	3,313	3,075

Total noninterest income	1,067	884
Total noninterest expense	3,625	3,406
Income before income taxes	755	553

Income tax provision	56	74
Net income	$699	$479

Basic earnings per share	$0.16	$0.10
Diluted earnings per share	$0.16	$0.10

Weighted average shares outstanding:
Basic	4,368,527	4,583,593
Diluted	4,406,759	4,583,593

Summarized Consolidated Statements of Financial Condition

	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, as of)	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014

ASSETS
Cash and Cash Equivalents	$21,997	$18,522	$23,558	$21,016	$39,375
Investment Securities	196,399	210,664	205,977	198,231	195,975
Loans Receivable, net	263,540	253,828	253,885	249,611	245,961
Other Assets	37,958	38,171	39,058	40,080	41,532
Total Assets	$519,894	$521,185	$522,478	$508,938	$522,843

LIABILITIES
Municipal Deposits	$102,348	$103,222	$100,628	$98,082	$110,646
Other Deposits	328,848	329,315	331,054	322,470	323,877
FHLB Advances	13,000	13,000	13,000	15,000	15,000
Other Liabilities	4,325	4,211	5,965	2,598	3,029
Total Liabilities	448,521	449,748	450,647	438,150	452,552
Commitments and contingencies	-	-	-	-	-
Total Stockholders' Equity	71,373	71,437	71,831	70,788	70,291
Total Liabilities & Stockholders' Equity	$519,894	$521,185	$522,478	$508,938	$522,843
Outstanding Shares	4,530,482	4,610,839	4,634,608	4,634,608	4,702,219
Tangible Book Value per share	15.11	14.85	14.86	14.62	14.30

Summarized Consolidated Statements of Income

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014
	(for the three months ended, in thousands, except per share data)

Interest Income	$3,958	$3,882	$3,782	$3,807	$3,761
Interest Expense	601	558	557	583	677
Net Interest Income	3,357	3,324	3,225	3,224	3,084
Provision for (Recovery of) Loan Losses	44	(104)	(289)	36	9
Net Interest Income after Provision for (Recovery of) Loan Losses	3,313	3,428	3,514	3,188	3,075
Total Noninterest Income	1,067	856	683	973	884
Total Noninterest Expense	3,625	3,467	3,355	3,412	3,406
Income before Tax Provision	755	817	842	749	553
Income Tax Provision	56	122	148	81	74
Net Income	$699	$695	$694	$668	$479

Basic Earnings per Share	$0.16	$0.16	$0.16	$0.15	$0.10
Diluted Earnings per Share	$0.16	$0.16	$0.16	$0.15	$0.10

Weighted Average Shares Outstanding:
Basic	4,368,527	4,420,506	4,428,861	4,421,455	4,583,593
Diluted	4,406,759	4,439,931	4,428,861	4,421,455	4,583,593

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014
Performance Ratios:
Return on average assets (1)	0.54%	0.53%	0.54%	0.52%	0.36%
Return on average equity (1)	3.91%	3.86%	3.88%	3.78%	2.68%
Interest rate spread (2)	2.78%	2.72%	2.70%	2.69%	2.51%
Net interest margin (3)	2.81%	2.76%	2.73%	2.72%	2.55%
Noninterest expense to average assets (1)	2.79%	2.66%	2.62%	2.65%	2.59%
Efficiency ratio (4)	82.00%	82.94%	85.76%	81.30%	85.84%
Average interest-earning assets to average interest-bearing liabilities	107.49%	108.15%	106.79%	107.41%	107.34%
Average equity to average assets	13.76%	13.78%	13.96%	13.74%	13.63%

Bank Capital Ratios:
Tangible capital	11.68%	11.47%	12.22%	12.27%	12.14%
Core capital	11.68%	11.47%	12.22%	12.27%	12.14%
Total risk-based capital	23.36%	23.80%	24.85%	25.99%	26.50%

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	2.23%	2.50%	2.86%	2.97%	3.34%
Nonperforming assets as a percent of total assets	1.21%	1.30%	1.48%	1.63%	1.75%
Allowance for loan losses as a percent of total loans	1.91%	1.98%	1.97%	1.99%	2.20%
Allowance for loan losses as a percent of nonperforming loans	85.56%	78.95%	68.66%	67.12%	65.92%
Net charge-offs (recoveries) to average outstanding loans during the period (1)	0.03%	(0.22)%	(0.20)%	0.68%	(0.16)%

(1)	Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents total noninterest expense divided by the sum of net interest income and total other income.

For the three months ended September 30, 2015:

Net income totaled $699,000 for the quarter ended September 30, 2015, which represents an increase of $220,000, or 45.93% when compared to the quarter ended September 30, 2014.

Net interest income totaled $3.4 million for the quarter ended September 30, 2015 which represents an increase of $273,000, or 8.85% when compared to the quarter ended September 30, 2014. This represents strong growth in the Company’s core business. Interest income increased by $197,000 due to a $14.1 million increase in the average balance of loans as well as an increase in the average rate earned on investments from 1.74% in the prior year quarter to 2.10% in the current year quarter. These increases to interest income were partially offset by a decrease in the average rate earned on loans from 4.66% to 4.46% as well as a $2.3 million decrease in the average balance of investments. The increase in loan balances is primarily the result of growth strategies in mortgage and commercial lending including the hiring of several commercial lenders in the last year. The increase in investment yield is primarily the result of divesting lower yielding mortgage-backed securities and increasing the allocation to higher yielding municipal bonds. In addition, interest expense decreased by $76,000 primarily due to a decrease in the average rate of deposits from 0.56% in the prior year quarter to 0.50% in the current year quarter.

Asset quality continued to improve. Nonperforming assets as a percentage of total assets decreased from 1.30% at June 30, 2015 to 1.21% at September 30, 2015, and nonperforming loans as a percentage of total loans decreased from 2.50% at June 30, 2015 to 2.23% at September 30, 2015. The Company continues to review all avenues to decrease nonperforming assets. The provision for loan losses was $44,000 for the quarter ended September 30, 2015 compared to $9,000 for the quarter ended September 30, 2014.

Noninterest income totaled $1.1 million for the quarter ended September 30, 2015, which represents an increase of $183,000, or 20.7% when compared to the quarter ended September 30, 2014. The increase was primarily due to a $72,000 increase in service charge income on deposit accounts, an increase of $63,000 in gain on the sale of mortgage loans, and a $52,000 increase in income from Bank Owned Life Insurance. These increases were partially offset by a $24,000 decrease in the write-down of the fair value of mortgage servicing rights and a gain on sale of other real estate owned of $19,000 in the previous year with no corresponding sales in the current year. The increase in income on Bank Owned Life Insurance was due to the death benefit payment for a former director.

Noninterest expense totaled $3.6 million for the quarter ended September 30, 2015, which represents an increase of $219,000, or 6.4% when compared to the quarter ended September 30, 2014. The increase was primarily due to an increase in compensation expense of $344,000. This increase was partially offset by a $77,000 decrease in premises and occupancy expense, a $17,000 decrease in deposit insurance premium, a $20,000 decrease in data processing expense and a $27,000 decrease in professional fees. The increase in compensation and employee expense is due to a variety of factors including the addition of two new directors, salary increases provided to employees in the normal course of business, and an increase in the number of commercial lenders in the last year. The commercial lending department has been expanded to enable the Bank to execute its controlled growth strategy to prudently increase commercial and real estate lending.

Total assets were $519.9 million at September 30, 2015, compared to $521.2 million at June 30, 2015. A $14.3 million decrease in investment securities was partially offset by a $3.5 million increase in cash and cash equivalents and a $9.7 million increase in loans. The investment balances decreased partially due to normal amortization and maturities during the period. There was also a sale during the quarter ended September 30, 2015 which generated cash proceeds of $8.6 million. The proceeds from the sale were used to fund new loans, which is expected to enhance the Bank’s net interest margin as well as increase interest income in the future.

Total liabilities decreased $1.2 million from $449.7 million at June 30, 2015 to $448.5 million at September 30, 2015 primarily due to a $1.3 million decrease in deposits during the current year quarter.

Stockholders’ equity totaled $71.4 million as of September 30, 2015, which represents a decrease of $64,000 when compared to June 30, 2015. Net income of $699,000 for the quarter ended September 30, 2015, amortization of ESOP shares totaling $112,000 for the same period, and a decrease in the unrealized loss on available-for-sale securities of $463,000 were offset by stock repurchases totaling $1.1 million and dividends paid totaling $275,000. There were 4,530,482 and 4,702,219 outstanding shares of common stock at September 30, 2015 and 2014, respectively. For all periods presented, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2015 filed with the SEC on September 28, 2015 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.